Exhibit 4.10

CONSENT OF JÉRÔME LAVOIE

Reference is made to the Annual Report on Form 40-F for the year ended February 28, 2014 (the “Annual Report”) of Virginia Mines Inc. (the “Company”), filed with the U.S. Securities and Exchange Commission.

I, Jérôme Lavoie, participated in the preparation of the following technical reports:

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“Technical Report and Recommendations, Summer 2013 Exploration Program, Wabamisk Project, Quebec” completed in March 2014; and

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“Technical Report and Recommendations, Winter 2013 Drilling Program, Lac Pau Project, Québec” completed in September 2013;

concerning mineralized material in the Anatacau-Wabamisk and Lac Pau properties for the Company (collectively the “Reports”). Portions of the Reports are summarized under headings “Item III – Description of the Business – 3.2.4 Geological Settings; 3.2.5 Exploration and Drilling; and 3.2.6 Mineralization as for the Anatacau-Wabamisk property and under headings Description of the Business – 3.3.4 Geological Setting; 3.3.5 Exploration and Drilling; and 3.3.6 Mineralization” for the Lac Pau property, in the Annual Information Form of the Company for the year ended February 28, 2014 (included as Exhibit 1 of the Annual Report, which Exhibit is incorporated by reference herein).

I hereby consent to the inclusion of the foregoing written disclosure and to the references to such disclosure and to my name under the foregoing heading and to all other references to such disclosure and to my name included or incorporated by reference in the Annual Report.

Very truly yours,

/S/ Jérôme Lavoie
Name: Jérôme Lavoie, M.Sc.A., Eng.

May 15, 2014